Exhibit 99.2

CORPORATE PARTICIPANTS

Robert - Bob Gargus

Applied Micro Circuits Corp - SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corp - President and CEO

CONFERENCE CALL PARTICIPANTS

Rick Shafer

Oppenheimer & Co. - Analyst

Vijay Rakesh

Stern, Agee & Leach - Analyst

Christopher Longiaru

Sidoti & Company - Analyst

Sandy Harrison

Wunderlich Securities - Analyst

Brian Thonn

Kingdom Ridge Capital - Investor

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the second quarter 2012 AppliedMicro Circuits Corporation earnings conference call. My name is Stacy and I’ll be your conference moderator for today. At this time, all participants are in a listen only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this conference call is being recorded for replay purposes. I would now like to turn the presentation over to your host for today, to Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please proceed.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Good afternoon, everyone and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margins, non-GAAP operating expenses, and certain other financial targets, are based on the limited information available to us today. That information is likely to change. There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements.

Risks such as product development and introductions, design wins, manufacturing and supply availability, product demand and mix, the impact of workforce reductions, employee relations, and the integration of new or moved operations, risk resulting from macro economic conditions in markets and other risks as set forth in our SEC filings, including our form 10-K for the year ended March 31st, 2011, and our form 10-Q for the quarter ended June 30, 2011. Our actual results may differ materially from these forward-looking statements. APM assumes no obligation to update forward-looking statements made on this call.

I want to point out that AppliedMicro has several analysts that cover the stock, and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analysts’ models and not necessarily the guidance that was given by the Company. With that I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thanks Bob and good afternoon everyone. We executed and delivered the September results as planned, despite the various pre-announcements by many of our peers. We will spend some time on this call going over the details of the quarter as well as our guidance for the December quarter.

I will also devote a good part of our remarks to my recently announced X-Gene ARM 64-bit Silicon Server project and share with you our strategy and direction and give you an update on this very important development effort.

Our September quarter revenues at $64.9 million were slightly above street consensus of $64.5 million and were up approximately 7% sequentially. We closed the September quarter with approximately 66% of the December quarter guidance already on the books. This is lower than what we have traditionally seen in our business and reflects the industry wide demand softness. This means that we will expect to do approximately 34% or $19 million of our projected December revenues in turns compared to approximately 22% or $14 million in the last quarter. Today book-to-bill ratio for the September quarter was approximately 0.9. The book-to-bill improved this quarter compared to the 0.8 last quarter, but is still less than 1.0 due to the reduced lead times. We started recording customers in the month of June and due to overall softness in the macro economic conditions.

Now let’s look at the progress within our business segments. Our transport business is comprised of 2 components, Telecom and Datacom.

Let’s start with the Telecom side. For the September quarter our Telecom revenues were $26.4 million compared to $22.2 million for the June quarter. This was a sequential increase of 18.9% and was driven by return to consumption within optical transport network products or OTN. The OTN revenues grew from $8.4 million in the June quarter to $11.5 million in the September quarter or a 36.9% sequential increase. The $3.1 million increase in OTN represents the majority of the $4.2 million increase we saw in total Telecom revenue. The approximately $1 million increase quarter-to-quarter — remaining approximately $1 million was an increase quarter-to-quarter in our PRS switch business.

The last two quarters have seen exceptionally strong revenue associated with our PRS switch business, and we have in the past discussed how this can be $4 million to $8 million in one quarter and drop to virtually zero the next. We have had PRS revenues of more than $8 million in each of the June and September quarters, and this is not likely to recur in either the upcoming December or March quarters. This is one of the contributors to the revenue guidance I will give at the end.

The Telecom market is increasingly shifting towards a data center based model that is fueled by an ever increasing requirement for both Cloud based and co-located computing. Significant players such as Google, Facebook, and Amazon are a just few examples of content service providers who are driving bandwidth both to consumers, whose growth is largely driven by media traffic, and between data centers themselves. The importance of this trend, relative to our telco business, is that a large portion of the Metro network is being driven by these data centers.

Now let me define what we mean by Metro networks.

Metropolitan networks are comprised of equipment for the following characteristics:

(1)	Client and line/uplink side networks that are 10 gigabits per seconds or greater;

(2)	Edge and service provider routers that bridge packet and optical networks; and

(3)	DWDM and OTN switches.

I will remind everyone that the Metro infrastructure is a particular strength of AppliedMicro. We are the world leader in 10gig OTN, having shipped well over 1 million ports to date. As an additional proof point, we submit that a large portion of core boxes such as Alcatel 1800 Series and CNL’s 5000 Series Platforms are now being used in the Metro infrastructure. In effect, these core boxes are no longer core only, but rather core and Metro as the old lines are increasingly blurred. AppliedMicro is the leader in these OTN solutions, and we expect to see continued success as these core boxes migrate into the Metro.

Similar to the core, we will see these Metro data centers shifting their uplink requirements from today’s 1 gig and 10 gig to tomorrow’s 40 gig and 100 gig links. APM has solid product offerings to take advantage of all of these opportunities. Our product offerings in 10 gig, 40 gig, and 100 gig speeds such as PQx, Yahara, and Gearbox, in particular, continue to have very strong customer interest and excellent design win traction. Our PQx product is the industry’s highest density, lowest power, 10 gig, 40 gig framer/PHY SoC for carrier ethernet routers and WDM transport systems, key platforms for the growing Metro infrastructure. Our PQx product has the lowest power dissipation of any telco multiport combo device, due to its advanced architecture and design in TSMC’s 40nm process, which combines — which combined with its 60 gigabits per second of total capacity, makes it the most compelling solution, both from a performance and a total cost of ownership perspective, especially for deploying next generation 100 gig systems.

We continue to very aggressively leverage our soft silicon product line with FPGA based products and design services which enable our customers to go from concept to a complete design in less than six months. These solutions are seeing excellent traction from 20 gigabits per second to 100 gigabits per second. They aid customers in achieving a first-to-market FPGA based solution, followed later by a more optimized ASSP, along with the assurance of software investment protection.

Unfortunately, even though we were well positioned to capitalize on an expansion of OTN into the Metro infrastructure, we are nonetheless seeking — seeing a weak macro environment. This creates a level of uncertainty from the telco equipment providers, and it does not appear that this will change in the near future. While there are claims from the optical module suppliers that demand may occur at the start of the calendar year, we believe that a ramp in the Metro may take until the third calendar quarter of next year.

Before moving onto the Datacom portion of our transport business, let me take some time to mention the various products and platforms that are powered by APM Silicon. APM is designed into over 40 core networking platforms, approximately 30 Metro networking platforms, and 5 edge networking platforms. Our customer list includes Alcatel-Lucent, Ciena, Cisco, Huawei, FiberHome, Fujitsu, NSN, and Tellabs.

Let me enumerate a few of these market leading platforms:

(1)	Alcatel-Lucent’s 1800 and 1600 series platforms;

(2)	Ciena 5000 and its OME 6000 series platforms;

(3)	Cisco’s edge and service provider router platforms, ASR and CAT series;

(4)	ZTE 700 and 800 series, as well as its 7000 and 8000 series platforms.

I also want to emphasize our market leadership position in all Metro area network platforms.

Now turning to the data communication side of our business:

Data communication revenues were $3.7 million and were down $0.7 million or 15.9% from the $4.4 million recorded in the June quarter. Datacom has a tendency to move up and down, and the $3.7 million is up 19.4% from the same quarter last year, which also reflected a significant drop from the June quarter. Bookings for Datacom were much stronger in the September quarter, and as a result we would expect Datacom revenues to increase sequentially in the December quarter. On the Datacom side, storage and networking are exhibiting small signs of returning to growth. Our 10G Base-T product, with highly differentiated RF noise reduction features, continues to top interoperability lists at all tier 1 OEMs, and we are very excited about the prospects of being a market enabler in this heretofore stymied market.

In conclusion, our transport business benefited from more than $8 million of quarterly switch revenues in each of the June and September quarters, that we will not see in the upcoming December and March quarters. On the other hand, the Datacom business was weak in the September quarter and should strengthen in the December quarter, as we saw a nice increase in OTN revenues as they returned to consumption levels for the September quarter. We continued to be in a lead position to leverage the inevitable ramp in the OTN build-out.

Now turning to our embedded processor business:

Processor revenues increased from $31.6 million to $32.6 million or 3.2% sequentially in the September quarter. AppliedMicro’s processor business continues to be driven by a rich mix of enterprise, server service provider, and consumer networking customers. This quarter we saw significant uptick in design wins from Asia, fueled by strength in the enterprise segment.

Let me begin by talking about our ARM 64-bit server processor development initiative:

On October 27th, at the ARM developer’s conference, we announced and demonstrated our new X-Gene Server On a Chip architecture and platform. The 64-bit v8 architecture was announced by ARM only hours before our announcement. The APM demonstration featured a full-fledged Linux server running on the world’s first 64-bit ARM core. The X-Gene architecture comprises our revolutionary 64-bit ARM v8 CPU, and for the first time in our history, combines large portions of our Datacom technology with revolutionary CPU and interconnect technologies.

Three years in development, this clean slate micro architecture targets 3 gigahertz and features the world’s first grounds-up implementation of ARM’s v8 architecture. APM was ARM’s lead licensee for the 64-bit architecture, and has been working very closely with ARM since its inception.

I’d like to first outline our strategy that led to X-Gene, and discuss its business impact, before I delve into details regarding the base technology. A decade ago computing and communications were distinct and centralized disciplines. Computing dealt with structured and largely related data sets, and the notion of a data center primarily involved proprietary software running on captive operating systems. Examples would be Oracle or Windows-based systems. The data access model was very narrow and primarily involved access and modification by the enterprise. Communications mirrored this structured environment, being primarily IP and voice over TDM and a 1 gigabit pipe was considered state of the art.

Fast forward to the present and we see that the entire model has changed. The Cloud, as we know it, combines computing and communications into a singular infrastructure and pervades enterprise, consumer, and media applications. The data that resides in the Cloud is fundamentally unstructured, massive, and virally expansive. The compute and communications complex that makes up the Cloud resembles society, a complex fabric of one-to-many interactions, that result in enormous sets of data being generated by consumers and enterprises, and used by the same populous in a nonlinear, largely unpredictable fashion. The base for this new Cloud infrastructure stemmed from the open source software community and the communication infrastructure consists of 10, 40 and 100 gig Ethernet OTN pipes that bridge large, new open source data centers, as well as access network elements. These Cloud pioneers, included Google, Facebook, and Amazon, to name a few.

The Cloud consumes massive amounts of energy. As estimated by the EPA and other industry experts, this infrastructure consumes roughly 1% to 1.5% of the world’s power, at an average efficiency of greater than 2X. The large Cloud providers Google, Facebook, etc., consume hundreds of megawatts of power, fairly efficiently, as they design and control their infrastructure, an infrastructure that is driven by absolute profitability. They, however, are the minority. The majority consists of enterprises and businesses that outsource their infrastructure to Cloud providers, not being core to their profitability. These enterprises and businesses are less concerned about efficiency. Overall, the energy problem is huge and results in total cost of ownership (or TCO) runaway, which is an uncontrolled growth in the total cost of ownership. The key to the sustenance and growth of the Cloud infrastructure, is fundamentally governed by the TCO. The incremental current TCO that is spent on this infrastructure is roughly $100 million per day, and that is expected to grow 6X in the next half decade. Energy accounts for most of this. The key to TCO savings introduction lies squarely in rethinking server silicon architecture.

Three years ago, we at AppliedMicro decided to do just that. We talked to our customers and learned that most of the status quo server technology was burdened by the 30-year legacy of the PC and that it was primarily a single ISA problem. Our customers insisted that we take a full, clean-slate view and really build the optimum silicon for a current day Cloud infrastructure—Silicon that would satisfy all their legacy and evolving workload requirements, but with zero compromise, providing the lowest power and the highest performance. It is important to note that the most competitive solutions that address TCO concerns wind up falling far, far short on performance.

This market represents roughly $4 billion of the $35 billion server market and is slated to grow at a CAGR of 15% to 20%. The CAGR for a new set entrant such as AppliedMicro should be much higher. To achieve the absolute lower power and lowest cost implementation we decided to pick the world’s most pervasive instruction set, ARM — the DNA of a billion plus Smartphones — and to fundamentally build a brawny server class micro-architecture around the ARM v8 64-bit instruction set. We then decided to target TSMC’s 40- and 28-nanometer node simultaneously to ensure the lowest risk, maximizing IP leverage and achieving the fastest time to product. The result is X-Gene, what we call a Server-On-a-Chip. We chose an optimal balance of processor performance with memory cost and bandwidth, enabling much more efficient compute solutions, that will offer an order of magnitude reduction for server platform TCO.

APM has implemented a sophisticated micro-architecture for the ARM 64-bit v8 instruction set, optimized around delivering high performance, while maintaining the power and cost profile associated with the ARM architecture. This Server-On-a-Chip will integrate multiple, fully customizable, ARM 64-bit microprocessor cores connected with our own terabit on-chip fabric, coupled with on-chip 10 gigabit per second LAN, storage, and wide area network, physical layer IP, as well as 100 gigabit per second inter-processor communications interface to extend coherency to multichip configurations. The result: we can support up to 128 cores in a logical coherent domain. The X-Gene platform integrates dynamic server-class file management to maximize power savings during the idle state without sacrificing performance or responsiveness, with the ability to configure the TDP, Thermal Dissipated Power, to meet varying system requirements. This technology allows our architecture to achieve an impressive level of standby power at less than 300 milliwatts. This level of SoC integration is unprecedented in Cloud server designs and reduces the chip count, while also eliminating the power hungry interfaces required in multichip implementations. AppliedMicro’s ARM v8 core design retains the inherent power efficiency of the ARM architecture. With a sophisticated RAS (reliability, availability, and serviceability) features the SoC is ideal for mission critical applications seeking highly available fault tolerant systems.

Customer response to this X-Gene technology has been phenomenal. In fact, we are already in the process of negotiating an Early Adopter Agreement with a Tier 1 infrastructure customer for a brand-new Cloud server platform.

I must also note that we have received tremendous interest from the customers in our embedded markets, specifically in the areas of storage and wireless infrastructure. We have also seen enthusiasm and resourcing within ecosystem partners, ranging from operating systems vendors to application providers, to tool vendors, to hardware board manufacturers, some of which have already engaged with us as first adopters of this 64-bit investment. Our new processor family will leverage upon this large installed base of ARM software and hardware mind share, with an extended appeal to the open source software community similar to its 32 bit predecessor. With growing momentum, we expect initial product availability in the second half of calendar year 2012.

Now to recap the business opportunity. Our current processor addressable market is approximately $2 billion. We believe that the incremental addressable market expansion, with the addition of our new ARM product family, will result in an additional $4 billion addressable market, creating an approximately $6 billion market opportunity for our entire processor business. Purely addressing the Cloud computing space alone, adds $2.4 billion by 2017 with a CAGR of 15% to 20%. This is a high growth market segment predominantly serviced by Intel and the x86 architecture to date, with performance, power, and cost as mutually exclusive dimensions.

With the continued investment in both our Power PC business and new ARM architecture, AppliedMicro is now poised to be an end-to-end market play from enterprise and SMB networking applications to high end data center computing. By being ISA agnostic we are able to offer an expansive and scalable portfolio, with each architecture predicated on our customer interests and propriety SoC technology.

From an OpEx perspective we have been investing a significant portion of our overall OpEx on this market. Moving forward, in order to give you a better understanding of the health of our base businesses, we will be communicating our results both with and without this investment. We anticipate this investment will begin to generate revenues in late calendar year 2014 or early calendar year ‘15. That is effectively in our FY15. Bob will provide details of this investment in his portion of the call.

Now let me let me talk about our existing processor business:

Our Power PC business continues to gain momentum in the small and medium business, NAS and access points markets. Our Maui and Catalina products have demonstrated industry leading performance in both these segments. We have secured major design wins with half of the major SMB NAS players. Our Catalina processor is well-positioned to drive the next generation of products that require both high performance and support for USB 3.0. USB 3.0 is shaping out as the baseline requirement for all future 802.11AC access points as well. Catalina is well positioned to be the world’s first processor solution with integrated USB 3.0 support.

We continue to gain traction in the enterprise space for a wide variety of applications ranging from multifunction printers to storage and server management functions. During this quarter we leveraged our proprietary SoC capabilities to win yet another ASIC design for a major Japanese multi-function printer customer. This design will represent an additional $20 million LTV revenue opportunity. For the quarter we received design wins worth approximately $40 million to $50 million LTV for our TSMC based Power PC processor offerings.

Now let me turn the call over to Bob. Bob?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Thanks, Paramesh. Second quarter revenues were $64.9 million, up $4.1 million or 6.7% compared to the prior quarter and down 1.6% compared to the same quarter a year ago. Within the $64.9 million of revenue we saw our processor and transport revenues increase, and we saw our licensing revenues decline slightly. Processor revenues were $32.6 million and increased by $1.0 million or 3%, transport revenues were $30.1 million and increase by $3.4 million or 13%, and licensing revenues were $2.3 million and decreased by $0.3 million or 13%. The product only revenues were $62.6 million and were up 7.6% sequentially from last quarter.

Sales to North America accounted for approximately 50% of total revenues, sales to Europe contributed 14%, and sales to Asia contributed 36%. Wintec, a global logistical support vendor, accounted for approximately 21% of September quarter revenues and were also 21% of the June quarter revenues. There was one distributor and one direct customer that were more than 10%. Worldwide Avnet which accounted for 20%, up from the 14% in the June quarter and Ericsson which accounted for 14%, up from 10% in the June quarter, of our total revenues.

Distributor revenues for the last quarter were approximately $21.8 million compared to $17.7 million for the prior quarter. We ended the quarter with approximately 70 days in the channel, based on the September quarter sell-through numbers. The distributor inventory in the channel increased by approximately $2 million and is higher than our 60 day target. The increase in distributor inventory relates not to disties buying more, but rather from their sell-through being down approximately 12% from the June quarter. Our direct business was marginally down at approximately $26.8 million compared to $27.9 million for the prior quarter.

Turning to the P&L. Our second quarter non-GAAP net income from continuing operations was $1.1 million or $0.02 per share compared to the non-GAAP net income from continuing operations of $0.6 million or $0.01 per share for the prior quarter. Our non-GAAP operating margin was 0.3% of revenue an increase 1.5 points from the minus 1.2% achieved in the last quarter.

Our non-GAAP EBITDA for the quarter was $2.6 million or 4.1% of revenue, compared to $1.5 million or 2.5% of revenue for the prior quarter.

The second quarter non-GAAP gross margin including licensing was 58.5% compared to 59.4% for the June quarter. This is consistent with our guidance of 58.5% plus or minus half a point. Looking forward to the December quarter, we are expecting licensing revenues to be in the range of $1.5 million to $2 million and we are expecting overall gross margins for the December quarter, this is including licensing, to be approximately 59.5% plus or minus half a point.

Non-GAAP operating expenses from continuing operations were $37.8 million compared to our guidance of approximately $37.5 million plus or minus half a million. The operating expenses were at the higher end of our range due to a customer NRE credit being deferred out of the September quarter and into the December quarter. For the December quarter we expect our operating expenses to be in the range of $37 million plus or minus half a million.

Our interest and other income was $0.9 million. Interest income is expected to be approximately $0.8 million for the December quarter and we expect our tax rate to continue at the 3% rate for the next several quarters.

The diluted share count for EPS purposes was 62.7 million shares. During the September quarter we bought back approximately 4.2 million shares, approximately 3.2 million shares in the open market and another 1.0 million through the settlement of a repurchase contract for shares which was paid for in the June quarter. The benefit of these repurchases will manifest itself more fully in the December quarter and we expect our December share count to be approximately 61 million shares subject to our stock price. We do not expect to buy back any additional shares during the December quarter.

Turning to the balance sheet, our cash and investments totaled $114 million or approximately $1.90 per share at the end of the second quarter, a decrease of approximately $28.2 million from the June quarter.

This decrease relates primarily to

(A)	$17.8 million of open stock repurchases;

(B)	approximately $8.2 million representing increased investment in working capital, mostly accounts receivable, other assets, accounts payable and accruals, offset by a decrease in inventories, and;

(C)	$5.2 million of CapEx and;

(D)	these outflows were offset by cash inflows from operations, excluding working capital, of approximately $3.6 million.

Our working capital was $148 million, down from the $165 million at the end of June and we have no long-term debt. Our DSO is at 40 days and we expect this measure to be in the range of 30 to 42 days going forward.

Our overall inventories at the end of September were $18.7 million and declined by over $8 million compared to the $26.7 million at the end of the June quarter. Our inventory turns for the September quarter were 5.8x. We are pleased with the inventory turns number, and although we have seen some marginal easing on the supply side, we believe our inventory balances are a little low and we expect to build inventories and get back to turns number closer to 4.5x.

Turning to GAAP:

As you know, our non-GAAP financials exclude certain items required by GAAP such as amortization or impairment of purchased intangibles and goodwill, items related to other than temporary impairment charges on our investment portfolio, acquisition-related expenses, stock-based compensation expenses, restructuring charges, and noncash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $1.2 million versus a net loss of $6.9 million last quarter. The difference in our second quarter GAAP net loss of $1.2 million and our second quarter non-GAAP net income from continuing operations of $1.1 million is a delta of $2.3 million.

This $2.3 million is primarily comprised of the following:

(1)	$3.1 million of stock-based compensation;

(2)	$1.5 million of amortization of purchased intangibles; and then

(3)	a reversal of certain acquisition-related liabilities totaling $2.3 million; and

(4)	last, several small adjustments for impaired investments offset by recoveries of restructured liabilities and tax adjustments which sort of netted to zero, resulting in a total of $2.3 million as the delta.

Looking forward to the December quarter, we can expect certain known GAAP charges such as the stock-based compensation and the amortization of purchased intangibles to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release which can be found in the investor relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

At this point I want to talk about the financial consequences of our ARM 64-bit Silicon Server Platform development efforts both historically, as well as through the remainder of this fiscal year. By now, many of you know we demonstrated the world’s first working ARM 64-bit core at the ARM development conference last Thursday, October 27th. Confidentiality and competitive reasons prevented us from disclosing this sizable investment earlier. There are two elements to these development costs. The first one relates to Veloce, our variable interest entity, whose results are fully consolidated in our results, and the second is our own internal efforts. For the last three years we have invested heavily in this project, and in fact, we have incurred OpEx of approximately $7.9 million in fiscal year ‘10, $16.4 million in fiscal year ‘11, and for the current FY12 the OpEx incurred has been $5.2 million in the first quarter, $7.2 million in the September quarter just completed, and for the upcoming December and March quarters we would expect that the spending level will be around $7.5 million and $9.0 million respectively, a total of approximately $29 million for the fiscal year 2012.

The importance of this is, first, that we are now in a position to disclose this information, and second, that it allows our investors, if they choose to, view the ARM-related effort — if they choose to, to look at the ARM investment separately. There is the base business or the financials as reported, less these ARM operating expenses, and then there is the investment in the ARM processor project. This is related to a multi billion-dollar TAM expansion, with revenues estimated to start in the calendar year 2014.

In other words, if we excluded these ARM-related costs, the earnings per share for our existing operations would have been $0.66 compared to the $0.42 reported for fiscal year ‘11, $0.09 compared to $0.01 in the first quarter of FY12, and $0.13 compared to the $0.02 per share for the September quarter. Similar numbers can be derived for the other periods. Again, it is our belief and hope that the investor can now see that we are running the base business in a responsible fashion and then make their own judgment and valuation regarding the ARM investment and the prospective TAM expansion. Also, before anyone asks the inevitable question of, “How much of that TAM do you expect to capture?”, we will simply state, it’s too far out to set numbers. But we would obviously have not entered into this new market if we did not think it would be a valuable endeavor for our shareholders.

That concludes my remarks so I’ll turn the call back to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thanks Bob. Bob already provided you with the December quarter guidance for the OpEx and gross margins. From a total revenue perspective, we saw several of our customers and peers revise guidance and they came in with September revenues being basically flat to down 10%. Their December guidance is calling — their December guidance is calling for a further decline of approximately 7% on average and resulting in something on the order of a 3% decline from their March levels. Our revenue pattern is a bit different. With us actually growing approximately 7% in the September quarter, and now guiding down 10% to 15% for the December quarter, the midpoint of this guidance, a 12.5% decline, would result in December revenues being down approximately 3% from March revenues, and being very much in line with our peers.

We remain committed to achieving a financial model that has sustained 15% to 20% top-line growth and 15% to 20% operating margins. We have consciously chosen to invest in an exciting and large TAM that we feel will give us and our shareholders sustainable growth well beyond that of OTN. Unfortunately, the byproduct of this investment will be diluted financial results for another 18 to 24 months. On the positive side, we should see significant design wins and a positive pipeline in the next 12 to 18 months.

With that, let me turn the call over to Bob for the Q&A session. Bob?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Thank you, Paramesh. Just before going to Q&A, let me specifically recap our guidance for the December quarter and some range for adjusting the full year:

(1)	Revenues to decline 10% to 15% sequentially with a midpoint being 12.5% or $56.7 million;

(2)	Total gross margins to improve to 59.5% plus or minus 0.5 point;

(3)	OpEx roughly flat at $37 million plus or minus $500,000;

(4)	Interest income at $0.8 million; and

(5)	A tax rate at 3%, and

(6)	Finally, share count of approximately 61 million for the December quarter.

And all of that, that I just mentioned, should result in an EPS loss of approximately $0.04 for the December quarter. I will add that we expect revenue growth to occur in the March 2012 quarter, and we would expect to be back in the black for that quarter.

That concludes our formal remarks. Operator, please provide instructions for our listeners for the queuing process.

QUESTION AND ANSWER

Operator

Thank you.

(Operator instructions).

Your first question comes from the line of Rick Schafer with Oppenheimer. Please proceed.

Rick Shafer - Oppenheimer & Co. - Analyst

Hey, guys. I had a couple of questions. First on the OTN side of the business. OTN sales are up nicely, I’m assuming, Paramesh, that was all from Core builds and I guess, correct me if I’m wrong there, but how much of the Core is left actually to build out, and then what should our expectations be, assuming it’s a relatively high number, what should our expectations be for OTN as we look into the first half of next year? I mean, is it sort of a flat line? Are we going to see that business actually decline ahead of what should be a second half rebound on the Metro OTN deployments?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So Rick, this is Bob. Let me kinda chime in there and give you some preliminary answers and then Paramesh can add to it, but just before I do that, it was pointed out to me that when I was talking about the revenue split with the one big customer being more than 10%, I quoted that Ericsson was 14% and then I said they were about 10%. They are actually less than 10% in the June quarter so I just wanted to clear that up.

Rick Shafer - Oppenheimer & Co. - Analyst

Okay.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Now, in terms of the OTN revenue, we had stated before that we expect the OTN revenues to come back up in the September quarter, to get back to near consumption levels, and they did just that. I think there’s room for it to come back a little bit more on the consumption level, and I think we would say that the core is at about 85%, but I want to define what we mean by 85%. We are not saying that the core is 85% converted. What we are saying is that the run rate in the core is about 85% of its annual run rate, that we think will go on for several years before the core gets completely converted.

The Metro is still not really moving very much. It’s probably in maybe the 5% kind of range as some of these platforms are about starting to migrate down into the Metro level, but it’s still, we believe, being hindered by software, and it’s still being slow, and as we mentioned, you know, our current guess — and I got to really kind of tell you that’s about all it is — is probably that it won’t begin ramping until as late as the September quarter of next year.

Now, as we pointed out in the call, the Optical Module guys are talking like they might see some growth happening in the March quarter. We typically will either lead or lag them by a quarter, so we can hope that they are right, but to just be conservative, we will say that our best guess right now is still the September quarter. And, Paramesh, do you have anything you want to add to that?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes, I think we took the opportunity in this call to kind of demystify what we mean by Metro. I think the key here is that the core, so far if you look at it right, the core went through a big big upheaval relative to changing the fundamental speed and feed for these pipes, and then I would say that most of the core is now 10 gig, right? And so what’s going to have to happen is that the actual core hand-off points — major, major, large SONET class hand-off points — are going to have to go through the upgrade in terms of being an OTN and ethernet pipe. And to Bob’s point, software is going to drive that in terms of management and service provisioning type issues. But the one thing I will tell you is that, you know, I think the foreseeable build-out that we see is going to be fairly biased to all 10 gig interfaces.

So that’s one thing. If you look at our product offering and where we are positioned, I think we are positioned correctly and we are positioned in the right point to be able to, as the key products that I defined, start to make the transition from being core type platforms to edge type. Core edge/Metro edge platforms, those will be the points where you’ll start to see. We took the opportunity in this call I think to outline all the key platforms and the class of platforms that we are in. So as you watch Verizon, as you watch AT&T, and as you watch the cable guys these next two years start to build out stuff, especially the cable guys, they lag, you’re going to see a lot of work there as they move towards building a 10 gig Metro infrastructure.

Rick Shafer - Oppenheimer & Co. - Analyst

So you don’t see Paramesh, to summarize, you don’t see any signs of share loss anywhere for you guys?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

No, actually in fact I would say that it’s been exactly the opposite. We have been extremely excited and really, really — I can tell you that with PQx, I think we have really hit home relative to the key requirements and line card densities that people want for both 10 gig, 40 gig, and 100 gig systems. There’s really no other solution in the market today with that kind of form, functionality and power for the density that you require for 10 gig in the OTN space.

Rick Shafer - Oppenheimer & Co. - Analyst

Okay, and then to be clear, Bob, if I look at, for the next couple of quarters for your OTN business, I should sort of think of it as sort of a roughly, a steady state kind of revenue stream for the next couple quarters ahead of the Metro ramp?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

I think you could take our number and it could be either flat to up, $2 million to $4 million over the next couple of quarters, I think. I mentioned there’s a little bit of growth there that I think will come in the March quarter, at least based on some of the backlog that’s been booked so far. But it’s not going to be, you know, earth shattering or be the Metro ramp that we are kind of all looking for.

Rick Shafer - Oppenheimer & Co. - Analyst

Okay. And then on the processor side of the house, on X-Gene. You did a good job, I think, of walking us through the development costs to date and how they are going to finish out the fiscal year, but when should we think about those expenses starting to roll out of the model or roll off? Can you give us maybe an idea of how much is left to spend? I mean are we 50% there to having a production ready product? Or are we — kind of give us an idea.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So, I think that in the following fiscal year, meaning from April of next year to the March of the following year, we will spend a similar number meaning the $29 million to $30 million, and by that time we should start to be having revenue flow. There will be some additional expenses after that, but it will be more from the standpoint of finishing up the 28 nanometer version of the chip, but as the revenue flows, we will kind of stop reporting this expense number as a separate kind of category, because to me, once it’s in revenue, then the P&L has to kind of start to stand on its own give or take a quarter or two.

Rick Shafer - Oppenheimer & Co. - Analyst

So rough numbers, I haven’t added it all up together, but we are basically sort of 60%, 65% having a revenue generating product? Is that kind of fair?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Yes, we’ve got two quarters of this year and then about another $30(M) the following year and then you should be there roughly.

Rick Shafer - Oppenheimer & Co. - Analyst

Okay. Okay. Thanks a lot.

Operator

Your next question comes from the line of Vijay Rakesh with Sterne Agee. Please proceed.

Vijay Rakesh - Stern, Agee & Leach - Analyst

Hey, how are you guys? Just want to catch up on this OTN, obviously nice ramp here in the September quarter. I was just wondering do you want your commentary and the Metro side and all of the design wins that you are having there, what kind of run rates do you see actually going in the first half of ‘12 or up to calendar ‘12?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So, Vijay, as we mentioned, I think that the OTN revenues are going to be somewhat flat, give or take, you know, $2 million, $3 million, $4 million for the next couple of quarters. When the Metro ramps, it depends on kind of how quickly it ramps. I mean, in its — if it was to start to ramp similar to where the core is, it’s about 2.5 times the size of the core, so, you know, if I’m doing $11 million, you could actually see, you know, when it gets ramped up, you could see $25 million to $30 million from the Metro, but that’s — more than a year and a half or more away. So, you know, right now, we just are thinking that it starts to ramp in the September quarter of next year. That’s a little far away to kind of hazard a guess as to how much it ramps at this point.

Vijay Rakesh - Stern, Agee & Leach - Analyst

All right. Okay. And on the — just going back to the OpEx, are you thinking — are you doing any — rough estimates of where you see that for next year, is that — can you run through it?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

I haven’t done it for next year. I can tell you that I think the ARM piece of it will be somewhat flat year-to-year, okay, and I wouldn’t expect us, on the base business, to see a huge increase. In fact, we would probably expect to bring it down, you know, let’s say $5 million or so year-to-year.

Vijay Rakesh - Stern, Agee & Leach - Analyst

Okay. And lastly, Paramesh, on this X-Gene, obviously, it looks like you guys are really excited with 64-bit and TSMC. What kind of design wins do you see versus, obviously, Intel and all the other guys — x86 guys — are the big, they are the big market share there. What sort of design wins do you see and when do you start to see that, starting to ramp up for you guys?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So, I think, this is a very, very large strategic bet that we are making, right? And we are 100% sure that ARM is going to be the only competitor to the x86 architecture in the world. As you probably have heard, HP recently announced their support for ARM servers. You will also hear a number of other folks in the market, outside of us, talk about ARM servers. So I believe that the — our market for ARM servers is getting seeded as we introduce this product.

Now, as far as customers and revenue, I think this is — we have the unique position of being in the lead here, compared to a lot of the incumbents in this space, because we have targeted a very, very important portion of this market that is coming to bear, with or without us, right. And if I look at what I said on the call, specifically refer you back to (our) comments, this was developed because we listened to our customers. And it’s taken three years to get here, and it will almost be four years before we see a product in this ecosystem, by the time this is all done. This is — and I would tell you that we would not endeavor to do something like this if we did not have an understanding with the customer base, as to where they perceive the market opportunity to lie. So to just recap, I mentioned on the call that we are in early stage negotiations with Tier 1 customers regarding a memorandum of understanding specific to this product, and I think Bob, in his remarks, mentioned that 2015 would be when you would see meaningful revenue from this type of initiative. You know, so I hope I capped it for you.

Vijay Rakesh - Stern, Agee & Leach - Analyst

The only difference — is the only difference between ARM and the x86 the power consumption or is there an actual economic, you know, reason for the OEMs too?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So, I think if I were to refer you back to kind of the comments, right? Fundamentally the total cost of ownership of a data center deals with essentially the power and energy used by a server, right? And as I mentioned in my remarks and if you look at our webcast, the legacy architecture and these data centers are based on the technology that was originated for personal computing 30 years ago.

So with ARM, we have a real clean slate, and we started with a completely clean slate, to make sure that you can build a real core, not something that is compromised. To make sure that we don’t trade off performance and power to effectively lower the operating TCO of a server platform. So I believe there are numerous, numerous advantages, and I would encourage you if you have time to basically look at our webcast because we actually did a very clear job in terms of articulating the technical advantages of the ARM architecture.

Vijay Rakesh - Stern, Agee & Leach - Analyst

Got it. Thanks a lot.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Yes. Vijay? I’ll throw in there real quick. It’s not just the power performance, and the bus, and the core, so to speak, but the X-Gene platform, if you want, integrates a NIC, and it has high performance network accelerators and full I/O virtualization and it virtually is a Server-On-a-Chip. So it reduces the number of components that would have gone on a motherboard before into kind of a single chip and there’s just a huge number of advantages along with power management that goes with that. So it’s a very interesting architecture when you get into it.

Vijay Rakesh - Stern, Agee & Leach - Analyst

Got it. Great. Thanks a lot, guys.

Operator

(Operator Instructions)

Your next question comes from the line of Christopher Longiaru with Sidoti & Company. Please.

Christopher Longiaru - Sidoti & Company - Analyst

Hey, guys, yes, my question more has to do with just the relationship between you and ARM and how this is going to kind of work going forward in terms of, I guess you’re going to pay them a royalty, but how does the royalty arrangement work? And can you give us some information there?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So the royalty is a percent of the ASP, and then when you get to a certain number of units, the ASP will drop and so that’s a very standard kind of licensing arrangement. Where the royalty rate is X and then it’s half of X or whatever, or something less than X when you reach certain volume milestones and it goes down from that perspective.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So, Chris, it’s no — it’s no different than anything that we would have done with any other Power PC, so there’s no real difference in that.

Christopher Longiaru - Sidoti & Company - Analyst

Got it, Okay. That’s helpful and just in terms of the FPGA, I think you said that you are rolling out an FPGA, to allow customers to start to write code. What’s the timing on that and how does that progression usually work?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So essentially since this is brand-new, world’s first, nothing before — done before architecture, and ARM, we were the lead licensee for the 64-bit ARM architecture — we decided that in advance of silicon, our customers needed a platform to actually start to benchmark code and to basically do their appropriate development on. And the FPGA platform, as we said, would be available end of the year to early January, and we already have a whole bunch of people signed up for it, and silicon second half of the year. So it would have — in fact, I think they would have the right kind of time frame to go do this. And the FPGA mirrors what’s on silicon’s selective components and silicon others.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So that FPGA is not the one that we showed at the show. It’s one we said would come out in January.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yep.

Christopher Longiaru - Sidoti & Company - Analyst

Correct. And does this give you kind of, I guess, I mean, you already have kind of a huge time advantage, but does it give you a little more longer-term visibility in terms of where this market can go for you specifically?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Oh, yeah, I mean it’s huge, right, because if you’re going to go and do a brand-new ISA, and it is a market leading instruction set, and you want to show a customer who runs the data center how this code would run on something like that, he has the ability to spend enough time in advance of silicon, porting whatever he needs to port, and to take advantage of all the features that are going to come in the actual silicon, way in advance of the silicon. And it also does the other thing, it kind of seeds the ecosystem to our advantage, right?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

I think we have got enough customers that have called asking to get underneath the covers a little bit more with us, that Paramesh may never come out of meetings for the next month and a half. (laughter)

Christopher Longiaru - Sidoti & Company - Analyst

Good reason to be in meetings. My only other question was — I kind of missed or the phone cut out for a second when you were talking — about the reported earnings versus what it would have been on a stand alone basis. Could you just recap those numbers, Bob?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Sure. Hold on a second so I can go find it on the pages here. So the OpEx that we spent on this project, and we kept the expenses secluded for this very reason, but we spent $7.9 million in fiscal year ‘10, $16.4 million in fiscal year ‘11, and in the June quarter we spent $5.2 million, in the September quarter just completed we spent $7.2 million, and we would expect to spend about $7.5 million here in the December quarter, $9 million in the March quarter, which gives you a total of roughly $29 million for the fiscal year ‘12. And I think that’s a good proxy for fiscal year ‘13.

Christopher Longiaru - Sidoti & Company - Analyst

Got it. And you said that — what was the number? $0.09 and $0.13 for Q1 and Q2 without those expenses?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Yes, so if you pulled those out, the first quarter would have been $0.09 compared to $0.01, and the second quarter would have been $0.13 compared to the $0.02 we just reported.

Christopher Longiaru - Sidoti & Company - Analyst

Great. Thanks for recapping that. I have no more. Thanks a lot.

Operator

Your next question comes from the line of Sandy Harrison with Wunderlich Securities.

Sandy Harrison - Wunderlich Securities - Analyst

Yes, thanks for taking my question. Just some other questions on the Power PC going forward and your strategy there. You guys had done some things with TSMC and really sort of reset the bar in the Power PC play — Power PC technology. What’s your plans going forward? Are you going to back off some there? You going to continue to push forward? Do you think you’ve done all you’re going to do there for the time and it’s time to harvest? What’s sort of your longer-term plan for Power PC here?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

So, Sandy, as you know, we started doing all the more recent Power PC chips inside of TSMC, for about the last year and a half to two years and we have a couple new processor products that will get released between now and March, June kind of time frame, and it was our intent to use those to help fuel growth to fill in until the ARM v8 stuff started to ramp. So we are still very much committed to the Power PC stuff, and we will continue to sell it and support it, but, obviously more and more of our engineering efforts are going to move towards the ARM based technology.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So I think Sandy I would look at it to Bob’s point but a little differently. I would say that you have two markets here, right? Power PC has for a long time and will be continuing to be the key in terms of legacy embedded markets for us, and we are not going to walk away from taking a big chunk out of what I consider a monopoly in that space relative to the Power PC market. The fact that we have a fantastic mixed signal integration advantage we have to essentially — will continue to drive things. I don’t know whether you know, but we were one of the first companies to release a Power PC and ARM on the same die about three years ago, and that’s doing really well today, so you’ll start to see a very interesting mix of products as we go forward. Where you’ll start to see all of our best-at-breed Power PC technology start to blend with versions of pieces of X-Gene for various applications.

That will be a very, very, very important intersection point, because we don’t want to — we want to maximize the investments that we are making in all of these areas, right, so if we are going to build the world’s first world class server class 64-bit core, we want to make sure that we can use that core in some form or fashion going forward along with a Power PC per our customers’ request so that they can have the ability to run all their legacy code and run their new code on the ARM.

So we are in a very neat and unique position as a company, and that probably — I don’t think anybody else in the world is in today. So I view that as a huge, huge, huge positive and our embedded customers are the bread and butter of the business and, they have responded in kind and in very, very, in very positive terms to the addition of a real compute element, as the embedded space into our portfolio. So I hope I answered, kind of gave you color there.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Yes, this is Bob. Another good example would be all the stuff we are doing in the multifunction printers. That’s kind of a brand-new market where we will just get our first revenues here in the December quarter and obviously that’s a very nice size TAM that we are chipping away at as we keep getting new design wins in there, but that’s a market that is 100% Power PC and we don’t expect the customers to probably change their software any time in the near future.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Right.

Sandy Harrison - Wunderlich Securities - Analyst

Got you. And so just so I’m clear, you’ve already sort of crossed the divide of putting both Power PC and ARM together and that in the future you could see doing the 64-bit version of that with your existing Power PC, then?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes, absolutely.

Sandy Harrison - Wunderlich Securities - Analyst

Okay. Perfect. All right. And then as far as the — in your presentation the other day when you introduced the X-Gene, you talked a lot and Bob you mentioned also, there was a lot of other parts of this system to make it sort of the Server-On-a-Chip. Do you have, is it all your IP or is there some additional IP that you’ve had to license to build into it, that could potentially create some leverage or is there some other technology that you might be looking — being interesting to tuck in to sort of complete the picture?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

I think I’ll take the first cut of that. We are in a pretty fortunate position. For the first time our data center and data communications assets are leveraged all the NIC and the MAC functions that we have done for the Datacom devices are all being integrated into X-Gene. In the future we are contemplate the integration of the PHY devices for 10G Base-T as well. They won’t remain off chip anymore. So I think we are in a neat position now, because for the first time, I can see that the dream that we had as a team to go build something truly revolutionary comes to bear, and all the pieces are in our control, right? With the ARM stuff, with the Power PC stuff on the embedded side, and with all the data center — Datacom transport assets that we have, I think we are in a really good phenomenal position to execute, because we have all those pieces under one roof, which is neat. So —

Sandy Harrison - Wunderlich Securities - Analyst

And just the last one, also during your presentation you talked about the software ecosystem and filling that out to make it easier for the users. You know, how — do you expect that to continue to build? Are there more software suppliers, independent third party folks that are looking to join, and is that going to expand over time, or do you think you’ve pretty much have the dream team assembled?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

So I think Sandy, one good thing about going to ARM is that ARM probably, and I may be — I may not know the exact dimensions, but it probably has one of the largest software ecosystems in the world given their mobile heritage, right? And I can tell you that the reaction from the Red Hats of the world, from the chronicles of the world, has just been phenomenal, right? And ARM themselves, I think have publicly gone on record saying that they are going to do a lot to drive the ecosystem around servers. And today with HP’s announcement supporting ARM, you now have a large server titan essentially joining this whole ecosystem.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

I think you have the front of a tidal wave that’s just starting.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Exactly. So I think we are pretty fortunate to be here at this time given the investments that we made and the vision that we had, and it seems like we are in a good leadership position to take advantage of the seismic shift in the ecosystem.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Sandy, you’ve got a lot of players out there that can’t wait to get their hands on our FPGA so they can start playing with this, because like for open source guys, this is a whole new playground for them.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Exactly.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

And a whole new revenue opportunity for them to go do things on, and because we are the only one with a working platform, you know, we are kind of getting an awful lot of intelligence, not all of which we can share, but an awful lot of intelligence about people that are wanting to move or are part way moved or whatever from that perspective.

Sandy Harrison - Wunderlich Securities - Analyst

Great. Thanks for taking the questions, guys.

Operator

Our final question comes from the line of Brian Thonn with Kingdom Ridge Capital. Please proceed.

Brian Thonn - Kingdom Ridge Capital - Investor

Hi, guys. Thanks for taking the call. A couple questions for you. First off on X-Gene, can you talk a little bit more about maybe what your special sauce is? I mean, the prior question from Sandy was about, did you have to license things? Wouldn’t it be fair that your competitors could license things as well? I mean, how do you differentiate your chip from anyone else who will be, who could get an ARM license?

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Well, getting an ARM license is kind of only the start, because while that might give you a core, it doesn’t give you the fabric, it doesn’t give you the terabit bus, it doesn’t give you the Datacom interfaces that we are putting into the chip, it doesn’t give you some of the power management. There’s also what they call traffic management, and quality of service management type stuff that we carry over from our network processing days. So there’s a whole variety of things that get all integrated into this chip, and to be honest, I’m not aware of anybody out there that has all the ingredients that I just went through.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Yes, actually, Brian, I wanted to step in and say a few more things. We don’t believe, I think this is the first time in the history of ARM, that ARM has taken the bold step of working with partners before they themselves have had a core, so let me just say that. So I think it is very fair to say that we started with a big, big, big book about 500 pages thick with a bunch of specs, and today we implemented our own core, so this is a micro-architecture that is owned by AppliedMicro not by ARM, which means we have performance optimized the core from day one for servers. This is 64-bit specifically for servers to compete at the class of a Sandy Bridge or an Ivy Bridge, this is not an ARM like an A8 or an A15 or an A9, that you can license for the embedded space.

We own the implementation of the core. We got a large, big, thick set of specs, and we implemented it. So if you’ll think about it, we are in the cadre of companies such as Qualcomm, such as NVIDIA, who have implemented micro-architectures before. We have now joined that class of technology player with what we announced, and we have what we believe to be a very early lead in the market, because we were the first ones to demonstrate last week, a full Linux server running on the micro-architecture. Right? So that’s one very important point.

Add to that our own fabric to interconnect the cores. So in order to have a real server, if you look at it today, we have things like the Opteron from AMD. We have things like Ivy Bridge from Intel or Sandy Bridge from Intel. They usually have the ability to have many cores talk to each other at very, very, very high bandwidths. So we implemented our own patented grounds up fabric. Again, not licensed from anybody, internally developed from scratch.

So we now have a core internally developed from scratch that is world leading and server class. We have a fabric that ties all the cores together. Add to that all of the embedded piping that we have now productized over the last year and a half to two years in the Power PC space which includes things like Bob said, quality of service, traffic management, network processing, all those blocks of IP. And finally, add all the Datacom assets like the 10G Base-T max, the PHY, all of the A to Ds, the D to As, the mixed signal, the SERDES. I think Bob is right because I don’t know of any other company that has that class of IP to put something this aggressive together. So I think, I hope I clarified, kind of where we stand.

Brian Thonn - Kingdom Ridge Capital - Investor

No. That’s very helpful. How do I — or how does any investor think about this versus, you mentioned HP made an announcement today about using, I think, the 32 bit solution. How do we think about X-Gene versus you know a 32 bit solution? Is it kind of the wimpy core, brawny core argument, or just, can you help us as we try to put things into context? How do we do better?

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

I think that’s a really good question. I look at it as a big step forward for the industry because HP has now committed to doing something even if it’s at a very thin sliced level, to start to explore the world of ARM servers. The fact that HP put its name behind an ARM server platform is huge for the industry, because it breaks the paradigm of being an existing server architecture devoted to x86 architecture, right? So that’s huge. I think that the 32 bit is what, I think HP, or some of the articles that I read this morning, said that HP is essentially using this as a trail setting platform for real server platforms to follow in the future, right?

So we are very excited that they have actually adopted a small 32-bit platform because I think it seeds the market, it sets the ecosystem up to now be bold about looking at this in a different way, and see it sets up a very, very clear signal for semiconductor vendors such as us, that the entire server space is now going to look at alternatives for this so we feel very encouraged. Please note that most — in fact, 95% — of real data centers in the Cloud are all 64-bit today. I’m sure there are niche applications for 32-bit and I think HP wants to start pac manning away at this problem, but we are very excited, both for the HP guys and for X-Gene.

Brian Thonn - Kingdom Ridge Capital - Investor

I’ll say finally thanks for all the share buybacks. We appreciate you putting your money into that. I think it’s a great sign of confidence.

Paramesh Gopi - Applied Micro Circuits Corp - President and CEO

Thanks, Brian.

Brian Thonn - Kingdom Ridge Capital - Investor

Thanks guys.

Operator

And at this time I’d like to turn the call over to Mr. Gargus for closing remarks.

Robert - Bob Gargus - Applied Micro Circuits Corp - SVP and CFO

Well, thank you. Again, there is a replay available, but we thank all of you for your participation today. There will be an audio replay that’s available in our investor relations section of the website. You can also access the audio replay of this conference call by calling 888-286-8010, and entering the reservation number 43368762. We will also file a copy of this script in an 8-K with the SEC within the next few days. If you have any additional questions, feel free to give me a call and again thank you all for your participation today and have a nice evening.

Operator

We thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect and have a great day.